Exhibit 2.1
Execution Version
SECURITIES PURCHASE AGREEMENT
BY AND AMONG
MORTGAGE GUARANTY INSURANCE CORPORATION,
RADIAN GUARANTY INC.
AND
SHERMAN CAPITAL, L.L.C.
Dated as of September 14, 2007

Execution Version
SECURITIES PURCHASE AGREEMENT
          THIS SECURITIES PURCHASE AGREEMENT, dated as of September 14, 2007 (this “Agreement”), by and among MORTGAGE GUARANTY INSURANCE CORPORATION, a Wisconsin corporation (“MGIC”), RADIAN GUARANTY INC., a Pennsylvania corporation (“Radian,” and, together, with MGIC, individually a “Seller” and collectively the “Sellers”) and SHERMAN CAPITAL, L.L.C., a Delaware limited liability company (“Purchaser”).
RECITALS
          WHEREAS, each Seller is the record and beneficial owner of 3,850,000 Class A Common Units and 300,000 Preferred Units of Sherman Financial Group LLC, a Delaware limited liability company (“Sherman”).
          WHEREAS, Purchaser is the record and beneficial owner of 316,000 Class A Common Units, 300,000 Series 1 Class B Common Units and 300,000 Series 2 Class B Common Units of Sherman.
          WHEREAS, each Seller desires to sell, and Purchaser desires to purchase, all of each Seller’s Preferred Units of Sherman, subject to the terms and conditions set forth below.
          WHEREAS, MGIC desires to sell, and Purchaser desires to purchase from MGIC, 1,425,335 Class A Common Units of Sherman, subject to the terms and conditions set forth below.
          WHEREAS, Radian desires to sell, and Purchaser desires to purchase from Radian, 1,672,547 Class A Common Units of Sherman, subject to the terms and conditions set forth below.
          WHEREAS, as a result of the transactions contemplated by this Agreement, Purchaser will own, before giving effect to the Recapitalization (as defined below), all of the Preferred Units, all of the Series 1 Class B Common Units, all of the Series 2 Class B Common Units and 3,413,882 Class A Common Units of Sherman.
          WHEREAS, immediately after, and contingent upon, the closing of the transactions contemplated by this Agreement, the interests in Sherman shall be recapitalized (the “Recapitalization”) into a single class of interests, with the Class A Common Units outstanding immediately prior to the Recapitalization representing 94% of the aggregate capital account balances in Sherman after giving effect to the Recapitalization, and the 300,000 Series 1 Class B Common Units, the 300,000 Series 2 Class B Common Units and the 600,000 Preferred Units outstanding immediately prior to the Recapitalization collectively representing 6% of the aggregate capital account balances in Sherman after giving effect to the Recapitalization (assuming in each case that between the date hereof and the Recapitalization, there are no redemptions of interests in Sherman).
          WHEREAS, the Recapitalization and certain other changes in the Fourth Amended and Restated Limited Liability Company Agreement of Sherman Financial Group LLC dated as of July 1, 2006 (the “Existing Sherman Operating Agreement”) will be effected through the amendment and restatement of the Existing Sherman Operating Agreement as set forth in Section 5.5 (the “New Sherman Operating Agreement”).
          NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.
1. PURCHASE AND SALE OF UNITS
     1.1 Preferred Units. On the Closing Date (as defined in Article 10 below), subject to the terms and conditions of this Agreement, in consideration of the payment of one-half of the Preferred Units Purchase Price (as defined in Section 2.1 below) to each Seller, each Seller shall sell to Purchaser, and Purchaser shall purchase from each Seller, 300,000 Preferred Units of Sherman (together, the “Preferred Units”), free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever (collectively, “Encumbrances”), other than such Encumbrances as may arise under the Existing Sherman Operating Agreement.
     1.2 Class A Units. On the Closing Date, subject to the terms and conditions of this Agreement:
     1.2.(a) in consideration of the payment of one half of the MGIC/Radian Class A Units Cash Purchase Price (as defined in Section 2.2 below) to MGIC and the Purchaser’s agreement to pay to MGIC the Contingent MGIC/Radian Class A Units Purchase Price (as defined in Section 2.2 below), if any, in accordance with the terms hereof, MGIC shall sell to Purchaser, and Purchaser shall purchase from MGIC, 1,425,335

Class A Common Units of Sherman, free and clear of all Encumbrances, other than such Encumbrances as may arise under the Existing Sherman Operating Agreement;
     1.2.(b) in consideration of the payment of one half of the MGIC/Radian Class A Units Cash Purchase Price to Radian and the Purchaser’s agreement to pay to Radian the Contingent MGIC/Radian Class A Units Purchase Price, if any, in accordance with the terms hereof, Radian shall sell to Purchaser, and Purchaser shall purchase from Radian, 1,425,335 Class A Common Units of Sherman, free and clear of all Encumbrances, other than such Encumbrances as may arise under the Existing Sherman Operating Agreement. The interests in Sherman into which the Class A Common Units that are to be sold to Purchaser pursuant to Section 1.2.(a) and this Section 1.2.(b) are recapitalized in the Recapitalization and their percentage interest in Sherman, as such percentage interest may exist from time to time, are referred to herein as the “MGIC/Radian Purchased Class A Units”); and
     1.2.(c) in consideration of the payment of the Additional Radian Class A Units Purchase Price (as defined in Section 2.2 below) to Radian, Radian shall sell to Purchaser, and Purchaser shall purchase from Radian, 247,212 Class A Common Units of Sherman (the “Additional Radian Purchased Class A Units” and together with the MGIC/Radian Purchased Class A Units, the “Purchased Class A Units”), free and clear of all Encumbrances, other than such Encumbrances as may arise under the Existing Sherman Operating Agreement.
2. PURCHASE PRICE
     2.1 Preferred Units. The purchase price for the Preferred Units shall be $54,000,000 (the “Preferred Units Purchase Price”), of which one-half shall be paid to MGIC and one-half shall be paid to Radian.
     2.2 Class A Units. The purchase price for the MGIC/Radian Purchased Class A Units sold under Sections 1.2.(a) and 1.2.(b) of this Agreement (the “MGIC/Radian Class A Units Purchase Price”) shall be $427,600,500 (the “MGIC/Radian Class A Units Cash Purchase Price”) plus the Contingent MGIC/Radian Class A Units Purchase Price, of which one-half shall be paid to MGIC and one-half shall be paid to Radian. The purchase price for the Additional Radian Purchased Class A Units sold under Section 1.2.(c) of this Agreement (the “Additional Radian Class A Units Purchase Price”) shall be $37,081,800 and shall be paid to Radian. For the avoidance of doubt, it is acknowledged and agreed between Purchaser and Radian that no

Contingent MGIC/Radian Class A Units Purchase Price shall be due by Purchaser to Radian in respect of the Additional Radian Purchased Class A Units.
     2.2.(a) Determination of the Contingent MGIC/Radian Class A Units Purchase Price.
     (i) Definitions.
     (A) Actual IRR. The “Actual IRR” means the internal rate of return on the Net Cash Flows (as defined in Section 2.2.(a)(ii)(A)). The Actual IRR shall be zero unless the sum of the Net Cash Flows for all calendar months and any portions thereof during the Measurement Period is positive. If that sum is positive, then the Actual IRR is the positive discount rate (with compounding as of the end of each calendar month, and expressed as a monthly rate) that causes the present value as of the CCAUPP Effective Date of the Net Cash Flows for all calendar months and any portions thereof during the Measurement Period to be zero.
     (B) Agreed IRR. If the Actual IRR is greater than the Hurdle IRR, the “Agreed IRR” is the arithmetic average of (i) the Hurdle IRR and (ii) the Actual IRR.
     (C) CCAUPP Effective Date. For purposes of calculating the Contingent MGIC/Radian Class A Units Purchase Price, the “CCAUPP Effective Date” means September 1, 2007.
     (D) Contingent Payment Interest Rate. The “Contingent Payment Interest Rate” shall be one half of the Agreed IRR.
     (E) Contingent MGIC/Radian Class A Units Purchase Price Before Interest. The “Contingent MGIC/Radian Class A Units Purchase Price Before Interest” is the amount that, if treated as a Cash Outflow on the CCAUPP Effective Date, would cause the present value of the Net Cash Flows for all calendar months and any portions thereof during the Measurement Period calculated using the Agreed IRR as the discount rate to equal zero. For the avoidance of doubt, if the Actual IRR is equal to or less than the Hurdle IRR, the Contingent MGIC/Radian Class A Units Purchase Price Before Interest is $0.

     (F) Contingent MGIC/Radian Class A Units Purchase Price. The “Contingent MGIC/Radian Class A Units Purchase Price” is the Contingent MGIC/Radian Class A Units Purchase Price Before Interest times an interest factor that is obtained by adding one and the Contingent Payment Interest Rate, and raising such sum to a power equal to the number of full calendar months in the Measurement Period.
     (G) Hurdle IRR. The “Hurdle IRR” means 1.25% per month.
     (H) Measurement Date; Measurement Period. The “Measurement Date” means the earlier of (i) the closing date of a Sale of Sherman and (ii) December 31, 2013. The “Measurement Period” means a period beginning on and including the CCAUPP Effective Date and ending on and including the Measurement Date.
     (I) Sale of Sherman. A “Sale of Sherman” shall occur if:
     (i) assets (other than interests in Sherman Recipients) representing at least 80% of the aggregate gross assets of Sherman and all Sherman Recipients are transferred for value to one or more persons that are not Sherman Recipients, or
     (ii) interests in Sherman (and/or in any Purchaser Recipients) representing at least 80% of the aggregate capital account balances in Sherman and any Purchaser Recipients are transferred (other than in exchange for interests in Sherman Recipients) for value to one or more persons that are not Purchaser Recipients, or
     (iii) interests in Sherman representing more than 50% of the interests in Sherman owned by Purchaser and its Affiliates are transferred for value and Sellers exercise their tag along rights under Section 9.3 of the New Sherman Operating Agreement with respect to such transfer, or
     (iv) interests in Sherman (or in any higher-tier entity) representing, directly or indirectly, more than 60% of the interests in Sherman that are allocable to either (i) the CEO and the members of his Immediate Family (the “CEO Group”) or (ii) the DPV and the members of his Immediate Family (the “DPV Group”) are transferred for value other than on account of death or disability of either the CEO or the DPV (it being understood for the avoidance of doubt that the death or disability of either the CEO or the DPV and the transfer for value of such allocable interest in Sherman by the other Group, regardless of the reason for such transfer, shall be a Sale of Sherman) and only if the CEO or the DPV, as the case may be, does not have a direct or indirect interest in the transferee (excluding any interest that the CEO and/or the DPV would have, directly or indirectly, as a creditor of the transferee with respect to the purchase price of the interests transferred); or
     (v) the CEO dies or becomes disabled and the DPV dies or becomes disabled.
Notwithstanding the above, a Sale of Sherman shall not be deemed to occur when any transfer described above is made if such transfer is made (i) solely in connection with a change in the law under which Sherman is organized or (ii) to secure the obligations of the Purchaser under the Original Credit Facility, or any Permitted Replacement Facility, or pursuant to the exercise of remedies by the creditor under the Original Credit Facility or a Permitted Replacement Facility.
“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with such person; provided, however, that, except as otherwise expressly provided herein, no individual shall be deemed to be an Affiliate of any other person solely by reason of his or her being an officer or director of such person and no person shall be deemed to be an Affiliate of any other person solely by reason of its being a member of the same limited liability company as, or a limited partner of, such person. A person shall be deemed to be controlled by any other person if such other person possesses, directly or indirectly, the power to (i) vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of, managers, managing partners or the board of directors (or persons having similar functions) or (ii) direct or cause the direction of the management and policies of such person whether by contract or otherwise.
“CEO” means the individual who at the date hereof is the Chief Executive Officer of Sherman.
“DPV” means the individual who at the date hereof is the Director of Portfolio Valuation of Sherman.
“Immediate Family” means (i) the spouse, lineal descendants and children by adoption of a specified individual and (ii) each trust whose primary beneficiaries include the foregoing persons.
“Purchaser Recipient” means an individual or entity that acquires a MGIC/Radian Purchased Class A Unit or a Specified Interest from Purchaser (or from another Purchaser Recipient) (i) pursuant to a distribution from Purchaser or from a Purchaser Recipient, (ii) in a transaction where the transferee is the CEO, DPV, or a member of their respective Immediate Families, or (iii) in a transaction where the transferee is an entity and, immediately after the completion of all transactions related to that transfer, more than 50% (by voting power and fair market value) of the equity interests in the transferee are owned (directly or indirectly) by (A) the persons that, immediately prior to such transfer, owned (directly or indirectly) equity interests in the transferor, or (B) any combination of the CEO, DPV, and the members of their respective Immediate Families.
“Sherman Recipient” means an entity that acquires a portion or all of the assets of Sherman (or of another Sherman Recipient) in a transaction where (i) a portion or all of the consideration for the transfer consists of the issuance of one or more equity interests in the transferee, and (ii) immediately after the completion of all transactions related to that transfer, more than 50% (by voting power and fair market value) of the equity interests in the transferee are owned (directly or indirectly) by the persons that, immediately prior to such transfer, owned (directly or indirectly) equity interests in the transferor.
“Specified Interests” are any interests in a Sherman Recipient that are distributed in respect of the MGIC/Radian Purchased Class A Units.

     (J) Sales by Purchaser or by Purchaser Recipients of MGIC/Radian Purchased Class A Units or Specified Interests (not including transfers of MGIC/Radian Purchased Class A Units or Specified Interests to Purchaser Recipients) that are not part of a “Sale of Sherman” (as defined above) are hereinafter referred to as “Other Sales”.
(ii) Determination of the Actual IRR.
     (A) Net Cash Flows. The “Net Cash Flows” for any calendar month or portion thereof falling within the Measurement Period are the Cash Inflows minus the Cash Outflows for such month (and may be positive or negative depending on whether the Cash Inflows are greater or less than the Cash Outflows).
     (B) Cash Outflows. The “Cash Outflows” during the Measurement Period shall consist of the following:
     (i) For the first calendar month or any portion thereof that falls within the Measurement Period, an amount equal to the MGIC/Radian Class A Units Cash Purchase Price, which shall be taken into account as a Cash Outflow as of the first day of the month in which the Closing Date occurs.
     (ii) For each calendar month or any portion thereof that falls within the Measurement Period, an amount equal to each capital contribution, if any, made in respect of the MGIC/Radian Purchased Class A Units pursuant to the terms of the New Sherman Operating Agreement and in respect of any Specified Interests, during that month or portion thereof.
     (iii) Any income taxes that are deemed paid under Section 2.2.(a)(ii)(D), which payments shall be taken into account as Cash Outflows on the respective dates that such payments are considered, pursuant to Section 2.2.(a)(ii)(D)(i), to have been made.

     (C) Cash Inflows. The “Cash Inflows” during the Measurement Period shall consist of the following:
     (i) Distributions. For any calendar month or any portion thereof that falls within the Measurement Period, all cash and non-cash property (other than Specified Interests) that are distributed on the MGIC/Radian Purchased Class A Units (or on Specified Interests) to Purchaser and to any Purchaser Recipients during such month or portion thereof. All non-cash property that is distributed shall be valued at its fair value on the date of distribution.
     (ii) Proceeds from Other Sales. For any calendar month or any portion thereof that falls within the Measurement Period, the consideration paid in any Other Sale, which shall be taken into account as a Cash Inflow in the calendar month or portion thereof during which the closing of such Other Sale occurs.
     (iii) Terminal Value. For the calendar month or any portion thereof that includes the Measurement Date, the Terminal Value, which shall be deemed a Cash Inflow as of the first day of the month in which the Measurement Date occurs. Subject to Section 2.2.(b), the “Terminal Value” shall be the value of the MGIC/Radian Purchased Class A Units and any Specified Interests (whether held by Purchaser or by a Purchaser Recipient) at the Measurement Date, determined as follows:
     (1) If the Measurement Date coincides with the closing date for a Sale of Sherman, the value of MGIC/Radian Purchased Class A Units and any Specified Interests shall be determined by the consideration paid in the Sale of Sherman (including all cash consideration and the value of all non-cash consideration and contingent consideration, if any) and, if applicable, by the value of the remaining assets of Sherman and/or the value of arrangements made with direct or indirect holders of interests in Sherman, as provided in Section 2.2.(a)(ii)(F)(iv). If a Sale of Sherman involves interests in Sherman and less than all of the interests in Sherman are transferred in such sale, the Cash Inflow shall be determined as if all the interests in Sherman were transferred in such sale, with the consideration in such sale being proportionally increased. If a Sale of Sherman involves assets of Sherman, then the Terminal Value shall be determined based on (x) the consideration paid in such sale, plus (y) the value of Sherman’s remaining assets (net of liabilities). If the remaining assets include one or more businesses, the value of such remaining assets shall be determined by agreement of the parties or, in the absence of such agreement, an independent valuation pursuant to Section 2.2.(b)(ii) below (which valuation shall be based upon assumptions equivalent to those described in Section 2.2.(a)(ii)(C)(iii)(2) below).
     (2) If the Measurement Date does not coincide with the closing date of a Sale of Sherman, the value of the MGIC/Radian Purchased Class A Units and any Specified Interests as of the Measurement Date shall be the value determined by agreement of the parties pursuant to Section 2.2.(b)(i) or, in the absence of such agreement, an independent valuation pursuant to Section 2.2.(b)(ii) below, provided, however, that the MGIC/Radian Purchased Class A Units and any Specified Interests will be valued as if they could trade in a liquid trading market, assuming the interests in Sherman and any Specified Interests were freely transferable, such a market existed, such a market fairly reflected the long-term economic value of the interests in

Sherman or the applicable Sherman Recipient (as the case may be) and there was no discount for blockage. For the avoidance of doubt, it is understood that the value at which such interests would trade in a liquid trading market would not include any control premium. To determine the long-term economic value of the MGIC/Radian Purchased Class A Units and to avoid such value being unduly influenced by short-term volatility, valuation metrics shall be based on those metrics reflected in trading markets over a longer-term horizon.
     (iv) Any amount treated as a Cash Inflow pursuant to the last sentence of Section 2.2.(a)(ii)(D)(iii).
     (D) Income Taxes. Income taxes in relation to Cash Inflows and Cash Outflows shall be computed as follows:
     (i) Income tax payments shall be reflected as Cash Outflows pursuant to Section 2.2.(a)(ii)(B). Such payments shall be computed taking into account items of income, gain, deduction, loss and any other items (including credits) that are attributable to the Measurement Period and that are taken into account in determining taxable income or loss or income taxes, in each case allocable to the MGIC/Radian Purchased Class A Units and any Specified Interests (collectively, “Items”), and assuming that all taxable income is subject to tax at the Highest Marginal Rate. The taxable year shall be treated as the calendar year, and 25% of the income taxes for such year shall be considered paid on each of the four dates on which installment payments of such taxes are required to be made by individuals under the Internal Revenue Code of 1986, as amended to the date of this Agreement (the “Code”). Notwithstanding the immediately preceding sentence, (x) after the installment payment due dates are determined under the Code, the actual due dates for income taxes will be determined in accordance with Section 2.2.(a)(ii)(E), (y) any income taxes that otherwise would be deemed for purposes of this Section 2.2.(a)(ii) to be paid prior to the Closing Date shall be deemed to be paid on January 15, 2008 and (z) any income taxes that otherwise would be deemed for purposes of this Section 2.2.(a)(ii) to be paid after the Measurement Date shall be deemed to be paid on the first day of the calendar month that includes the Measurement Date. Interest on underpayments of income tax and any related penalties shall be disregarded for purposes of this Agreement.
     (ii) “Highest Marginal Rate” in respect of any Item, as of any date of determination, means the highest combined marginal rate of federal, state and local income tax applicable (with respect to the particular Item) to the two individuals having the largest direct or indirect ownership of the equity interests in Sherman on such date, giving effect to deductions allowed for state or local income taxes in computing federal income taxes, for the period in which such Item is taken into account by such individuals.
     (iii) If, for any taxable year, taxable income of Purchaser or a Purchaser Recipient attributable to the Items is negative and would be included in the net operating loss deduction for an individual that may be carried backward or forward under Section 172 of the Code, such negative amount of taxable income shall first be carried back and treated as an offset to taxable income of Purchaser or Purchaser Recipient (as the case may be) with respect to Items in those years to which a net operating loss carryback would have been allowed under Section 172 of the Code, and shall then be carried forward and treated as an offset to taxable income of Purchaser or Purchaser Recipient (as the case may be) with respect to Items in future years (up to the maximum number of years in the carryover period) until fully absorbed. Notwithstanding the immediately preceding sentence, (x) any negative amount of taxable income with respect to the Items for the 2007 year or the 2008 year shall not be carried back, (y) any negative amount of taxable income with respect to the Items for

2009 or a subsequent year shall not be carried back to a year preceding 2009, and (z) any negative amount of taxable income with respect to the Items that has not been absorbed (on or before the Measurement Date) to offset taxable income with respect to Items shall be taken into account by multiplying such unabsorbed amount by the Highest Marginal Rate, and by treating the product as a Cash Inflow on the Measurement Date.
     (iv) Because Sherman has previously made an election under Section 754 of the Code, Items shall be computed giving effect to the basis adjustments under Sections 743(b) and 734(b) of the Code in respect of Purchaser.
     (v) The Items shall include items attributable to any disposition of the MGIC/Radian Purchased Class A Units and any Specified Interests or assets of Sherman if such disposition is treated as a Cash Inflow. The aggregate basis of the MGIC/Radian Purchased Class A Units and any Specified Interests for computing gain on an actual or deemed sale of the MGIC/Radian Purchased Class A Units or any Specified Interests shall equal the MGIC/Radian Class A Units Cash Purchase Price (as adjusted under Section 705 of the Code for Items and for contributions and distributions in respect of the Purchased Class A Units and Specified Interests), regardless of the application of any “blended basis” rule that is used for federal income tax purposes to allocate a partner’s basis in its entire interest in the partnership to one or more portions of such entire interest. If the Measurement Date occurs without a Sale of Sherman and the value of the MGIC/Radian Purchased Class A Units and any Specified Interests is determined under Section 2.2.(a)(ii)(C)(iii)(2), or if a Sale of Sherman involves (x) interests in Sherman and less than all of the interests in Sherman are transferred in such sale, or (y) assets of Sherman and less than all of the assets of Sherman are transferred, then, in the case of Items attributable to the MGIC/Radian Purchased Class A Units or Specified Interests, such Items shall include Items from a deemed sale of the MGIC/Radian Purchased

Class A Units or Specified Interests so valued, or from a deemed sale of such assets, at the amount taken into account in computing Cash Inflows, except that the taxes from Items from such a deemed sale taken into account as a Cash Outflow under this Section 2.2.(a)(ii)(D) shall be deemed to be 90 percent of the amount otherwise determined under this Section 2.2.(a)(ii)(D).
     (vi) If the Measurement Date is any date other than December 31, Items shall be included only up to (and including) the Measurement Date, and shall be computed for the short taxable year based on a closing of the books on the Measurement Date. Similarly, if the CCAUPP Effective Date is any date other than January 1, Items shall be computed for the short taxable year based on a closing of the books on the day preceding the CCAUPP Effective Date.
     (vii) The parties agree for all federal income tax purposes to treat the payment of the Contingent Class A Purchase Price as consisting of interest in an amount equal to the excess of the Contingent MGIC/Radian Class A Units Purchase Price over the Contingent MGIC/Radian Class A Units Purchase Price Before Interest.
     (E) Dates of Cash Flows. Unless otherwise expressly provided herein, a cash flow (whether inflow or outflow) occurring on or after the first day of the month and before the sixteenth day of the month shall be deemed to have occurred on the first day of the month, and a cash flow occurring on or after the sixteenth day of the month and on or before the last day of the month shall be deemed to have occurred on the first day of the next month; provided, however, that any cash flows that otherwise would be deemed to have occurred on the first day of the calendar month that immediately follows the calendar month that includes the Measurement Date shall be deemed to occur on the first day of the calendar month that includes the Measurement Date. For the avoidance of doubt, Cash Inflows and Cash Outflows deemed to occur on the same day shall be netted.

     (F) Certain Interpretive Rules. For purposes of this Agreement, any calculation of present value or internal rate of return shall be based on a year consisting of twelve months of thirty days each and any discount rate or internal rate of return shall be expressed on a monthly compounding basis. In addition to the foregoing, the following (some of which may also be set forth above) shall apply in determining the Actual IRR.
     (i) A transfer of interests in Sherman shall be deemed to have occurred even if the transferee is Sherman.
     (ii) A Sale of Sherman may occur in one transaction or in a series of related transactions.
     (iii) Interests in Sherman that are allocable to the CEO or the DPV or members of their respective Immediate Family include interests held by entities in which such individuals have an interest.
     (iv) If, in connection with a Sale of Sherman or an Other Sale, any arrangements are made that involve the giving of value to the transferor or to indirect holders of interests in Sherman, the portion of such value, if any, properly allocable, using reasonable economic analysis, to the transfer of interests in, or assets of, Sherman shall be reallocated to such interests or assets.
     (v) If an Other Sale occurs during the Measurement Period, the portion of the MGIC/Radian Purchased Class A Units sold in such Other Sale will no longer be taken into account in determining the Net Cash Flows. For the avoidance of doubt, any transfer of a portion of the MGIC/Radian Purchased Class A Units to a Purchaser Recipient shall not terminate the need to take such portion while held by such Purchaser Recipient into account in determining the Net Cash Flows.
     (G) Example. Schedule 2.2.(a)(ii)(G) sets forth an example of the calculation of the Actual IRR and the Contingent MGIC/Radian Class A Units Purchase Price.

     2.2.(b) Calculation of Contingent MGIC/Radian Class A Units Purchase Price.
     (i) Within 45 days after the Measurement Date, Purchaser shall prepare an estimate of the Items for the taxable year in which the Measurement Date occurs giving effect, if applicable, to Section 2.2.(a)(ii)(D)(vi) (such estimate is herein referred to as the “Estimate”) and deliver it to the Sellers. Using the Estimate, within 15 days thereafter, Purchaser, on the one hand, and the Sellers, on the other hand, shall calculate the Contingent MGIC/Radian Class A Units Purchase Price and shall deliver the calculation to the other(s) with reasonable supporting detail to enable the other(s) to review the calculation (the “Contingent MGIC/Radian Class A Units Purchase Price Calculations”). Unless both calculations result in the same Contingent MGIC/Radian Class A Units Purchase Price, Purchaser and the Sellers shall discuss any differences in the calculations and any issues relating thereto (a “Computation Dispute”) in good faith and each shall use its best efforts to resolve such Computation Disputes. Except when the disagreement of the parties relates to (i) the value of the MGIC/Radian Purchased Class A Units under Section 2.2.(a)(ii)(C)(iii)(2), (ii) the value of any remaining assets under Section 2.2.(a)(ii)(C)(iii)(1) that constitute a business at the Measurement Date, (iii) the value of any remaining assets of Sherman that do not constitute a business at the Measurement Date, (iv) the value of any non-cash property the distribution of which is taken into account under Section 2.2.(a)(ii)(C)(i) in determining the Cash Inflows, or (v) the value of arrangements made with direct or indirect holders of interests in Sherman, as provided in Section 2.2.(a)(ii)(F)(iv) (any dispute relating to an item referred to under the foregoing clauses (i) to (v), a “Valuation Dispute”), the parties shall have 45 days after delivery of the Contingent MGIC/Radian Class A Units Purchase Price Calculations to resolve any Computation Dispute relating to the Contingent MGIC/Radian Class A Units Purchase Price Calculations. Any such Computation Dispute not resolved within this 45-day period shall be resolved pursuant to Section 12.7.
     (ii) If Purchaser and the Sellers cannot resolve a Valuation Dispute within forty-five (45) days, then they shall jointly select an Independent Appraiser to conduct appropriate due diligence regarding Sherman and to value the MGIC/Radian Purchased Class A Units and any Specified Interests as of the Measurement Date, provided, however, that the Independent Appraiser shall use in its valuation methodology assumptions equivalent to those described in Sections

2.2.(a)(ii)(C)(iii)(1), 2.2.(a)(ii)(C)(iii)(2) and 2.2.(a)(ii)(F)(iv) and only those “base case” projections of future performance that it determines are reasonable in the circumstances.
     (A) “Independent Appraiser” means a third party appraiser that (x) has not in the three years prior to its selection performed any material services for, or otherwise had a material relationship with, Sherman or any member of Sherman, including Sellers and Purchaser, or any of their respective Affiliates, (y) is a nationally recognized investment banking, valuation or accounting firm and (z) meets any other requirement mutually agreed upon by the parties. In connection with its agreement to undertake its assignment, the Independent Appraiser shall confirm to the parties that it meets the requirements set forth herein.
     (B) If Purchaser and the Sellers cannot within 15 days after the end of such 45-day period agree on the selection of an Independent Appraiser, Purchaser, on the one hand, and the Sellers, on the other hand, shall each promptly select one firm that qualifies as an Independent Appraiser and the selection shall be made by the toss of a coin.
     (C) The Independent Appraiser may seek the advice of its counsel with respect to the interpretation of this Agreement. Purchaser shall bear one-half, and each Seller shall bear one-quarter, of the costs and expenses of the Independent Appraiser.
     (iii) Within 90 days after it has agreed to perform its assignment, the Independent Appraiser shall provide a draft report to Purchaser and the Sellers calculating the value of the MGIC/Radian Purchased Class A Units and any Specified Interests, which report shall provide reasonable supporting detail regarding the proposed resolution of any items included in the Valuation Dispute. After considering any comments made by Purchaser and the Sellers on such draft report that are made within 15 days after its receipt, the Independent Appraiser shall promptly render a final report calculating the value of the MGIC/Radian Purchased Class A Units and any Specified Interests (the “Independent Appraiser Value”) and the Contingent MGIC/Radian Class A Units Purchase Price resulting therefrom. Subject to the adjustment in Section 2.3.(c) and subject to Section 2.2.(b)(iv) and Section 2.2.(b)(v) below, the Independent Appraiser Value and the calculation of the Contingent MGIC/Radian Class A Units Purchase Price resulting therefrom shall be final between the parties.
     (iv) If, however, Purchaser or either Seller disagrees with the Independent Appraiser Value, then the parties shall have thirty (30) days to resolve any differences and any issues relating to the Independent Appraiser Value in good faith. Following this thirty-day period, if the parties still disagree, then Purchaser or such Seller, as the case may be, shall send a notice in writing to the other parties indicating its disagreement and the basis therefor in reasonable detail (the “Second Appraiser Notice”) and the parties shall jointly select a second independent appraiser, which shall be different from the Independent Appraiser (the “Second Appraiser”) to conduct appropriate due diligence regarding Sherman and to value the MGIC/Radian Purchased Class A Units and any Specified Interests and to address any remaining items included in the Valuation Dispute, provided, however, that the Second Appraiser shall also use in its valuation methodology assumptions equivalent to those described in Sections 2.2.(a)(ii)(C)(iii)(1), 2.2.(a)(ii)(C)(iii)(2) and 2.2.(a)(ii)(F)(iv) and only those “base case” projections of future performance that it determines are reasonable in the circumstances. The provisions set forth in Section 2.2.(b)(ii)(A), 2.2.(b)(ii)(B), 2.2.(b)(ii)(C) and 2.2.(b)(iii) shall apply to the Second Appraiser mutatis mutandis. The “Terminal Value” to be used for purposes of calculating the Contingent MGIC/Radian Class A Units Purchase Price shall be the arithmetic average of (A) the Independent Appraiser Value and (B) the value of the MGIC/Radian Purchased Class A Units and any Specified Interests determined by the Second Appraiser in its final report (the “Second Appraiser Value” and such arithmetic average, the “Average Value”). Subject to the adjustment in Section 2.3.(c) and subject to Section 2.2.(b)(v) below, the Average Value and the calculation of the Contingent MGIC/Radian Class A Units Purchase Price resulting therefrom shall be final between the parties.
     (v) If Purchaser disagrees with the Average Value, then the parties shall have thirty (30) days to resolve any differences and any issues relating to the Average Value. Following this thirty-day period, if Purchaser still disagrees with the Average Value, then Purchaser shall within five (5) Business Days (as defined in Section 2.3.(b)(iii)) send a notice in writing to the Sellers (the “Third-Party Sale Notice”) indicating its disagreement and the basis therefor in reasonable detail and Purchaser’s intention to exercise its sale right under Section 2.2.(b)(vi) below. If

Purchaser indicates its disagreement to the Sellers pursuant to a Third-Party Sale Notice, Sellers and Purchaser hereby agree that the Contingent MGIC/Radian Class A Units Purchase Price shall not be due unless and until the sale of all of Sherman and any Specified Interests is completed or the Terminal Value is otherwise determined pursuant to Section 2.2.(b)(vii) or Section 2.2.(b)(ix) below.
     (vi) Starting on the date on which the Third-Party Sale Notice is received by the Sellers, Purchaser may begin to market and solicit offers from potential third-party buyers (not including any third-party buyer in which the CEO, DPV, and the members of their Immediate Families own, directly or indirectly, an equity interest other than an interest of 5% or less in a class of publicly traded securities issued by the third-party buyer) for the purchase of all of Sherman (together with all Specified Interests) during the period beginning on and excluding the day of delivery of the Third-Party Sale Notice and ending on and including the date that is six (6) months after the delivery of the Third-Party Sale Notice (the “Third-Party Sale Period”) and shall hire or cause Sherman to hire a nationally recognized investment banking firm that is mutually acceptable to the parties to this Agreement (the “Investment Bank”) to aid Sherman and Purchaser in the marketing and solicitation of offers for the purchase of all of Sherman (together with all Specified Interests). The Investment Bank shall be authorized to provide any such potential third-party buyer with such information (including confidential information) regarding Sherman and any Specified Interests as such buyer may reasonably request in connection with its potential offer; provided that such potential buyer shall have executed and delivered to Sherman a confidentiality agreement before receiving any confidential or proprietary information regarding Sherman and its businesses.
     (vii) At the end of the Third-Party Sale Period (the “Third-Party Sale End Date”) or at such other date mutually agreed upon by the parties to the extent the offer of a serious potential third-party buyer is conditioned upon such other date, Sherman shall decide whether Sherman (together with all Specified Interests) shall be sold to the person or persons offering pursuant to Section 2.2.(b)(vi) to purchase all of Sherman and all Specified Interests for the highest consideration (the “Highest Bidder”) as determined by the Investment Bank (the “Final Sale Price”); it being understood and agreed that (i) the consideration offered by the potential buyer for each unit of Sherman must be the same per unit and for each Specified

Interest must be the same per Specified Interest, (ii) the creditworthiness of any potential buyer and the terms and conditions of such offer and proposed subsequent purchase of Sherman may be used by the Investment Bank to value the consideration being offered for Sherman in any offer and (iii) if any arrangements are made between the potential buyer and Purchaser that involve the giving of value to Purchaser or to indirect holders of interests in Sherman, the portion of such value, if any, properly allocable, using reasonable economic analysis, to the transfer of interests in, or assets of, Sherman shall be reallocated to such interests or assets and shall be reflected in such Final Sale Price. If Sherman approves the sale of all of Sherman and all Specified Interests to the Highest Bidder, then the Final Sale Price received in such sale shall be used to determine the “Terminal Value” for purposes of calculating the Contingent MGIC/Radian Class A Units Purchase Price. If Sherman does not approve the sale of all of Sherman and all Specified Interests to the Highest Bidder, then the “Terminal Value” for purposes of calculating the Contingent MGIC/Radian Class A Units Purchase Price shall be the average consideration offered for all of Sherman and all Specified Interests by the potential third-party buyers to the Investment Bank and/or Sherman during the Third-Party Sale Period (the “Average Consideration”), which shall be determined by calculating the arithmetic average of the consideration offered by each potential third-party buyer in its final bid. The parties shall within forty-five (45) days after the date of Sherman’s decision prepare and deliver the Estimate and the Contingent MGIC/Radian Class A Units Purchase Price Calculations in accordance with Section 2.2.(b)(i) above and any Valuation Dispute existing between the parties shall be deemed resolved and the value of the MGIC/Radian Purchased Class A Units and the calculation of the Contingent MGIC/Radian Class A Units Purchase Price resulting therefrom shall be final between the parties. The Contingent MGIC/Radian Class A Units Purchase Price shall thereafter become due and payment thereof be made pursuant to Section 2.3.(b).
     (viii) For purposes of any sale of all of Sherman (together with all Specified Interests) to be made pursuant to Section 2.2.(b)(vi) and Section 2.2.(b)(vii) above (a “Third-Party Sale”), the parties hereto hereby waive any rights they may have under Sections 9.2 (Rights of First Refusal), 9.3 (Tag Along), and 9.4 (Drag Along) under the New Sherman Operating Agreement, as the same may be amended from time to time after the Closing Date in accordance with its terms. The parties hereby agree to cooperate fully with the marketing and solicitation of offers for the Third-Party Sale and Purchaser shall provide access to the offices of Sherman and shall use its best efforts to cause Sherman Capital Markets LLC to provide such access to its employees as any potential buyer or the Investment Bank may reasonably request in connection with the marketing of Sherman, the solicitation of offers and the subsequent Third-Party Sale.
     (ix) If the procedures set forth in Section 2.2.(b)(vi) and Section 2.2.(b)(vii) above do not result in the receipt of any offer from a third-party buyer before the Third-Party Sale End Date, then Purchaser shall have the right, following the expiration of a twelve-month period from the Third-Party Sale End Date, to begin to remarket and solicit offers from potential third-party buyers during another six-month period for the purchase of all of Sherman (together with all Specified Interests) (the “Second Sale Right”). Purchaser may exercise its sale right under this Section 2.2.(b)(ix) by sending, at any time following the expiration of the twelve-month period referred to in the foregoing sentence, a Third-Party Sale Notice to the Sellers indicating Purchaser’s intention to exercise its Second Sale Right. The provisions set forth in Sections 2.2.(b)(vi), 2.2.(b)(vii) and 2.2.(b)(viii) shall apply to this second sale process mutatis mutandis. If the procedures set forth in this Section 2.2.(b)(ix) still do not result in the receipt of any offer from a third-party buyer before the end of the second Third-Party Sale Period, then Purchaser shall have such additional sale rights, following the expiration of a twelve-month period from the end of such second Third-Party Sale Period (or any subsequent Third-Party Sale Period that may exist in accordance with this Section 2.2.(b)(ix)), to begin to remarket and solicit offers from potential third-party buyers for the purchase of all of Sherman (together with all Specified Interests) (such additional sale rights, the “Subsequent Sale Rights”) during such other six-month periods as may be necessary to receive offers from potential third-party buyers for the purchase of all of Sherman (together will all Specified Interests) and Purchaser may exercise such Subsequent Sale Rights and a subsequent Third-Party Sale may be decided upon in accordance with the provisions set forth in Sections 2.2.(b)(vi), 2.2.(b)(vii) and 2.2.(b)(viii), which will apply to the subsequent sale processes mutatis mutandis until a “Terminal Value” may be determined for purposes of calculating the Contingent MGIC/Radian Class A Units Purchase Price.

     2.3 Payment of Purchase Price.
     2.3.(a) Payments on the Closing Date. At the Closing, Purchaser shall deliver (a) to MGIC, one-half of the Preferred Units Purchase Price, (b) to Radian, one-half of the Preferred Units Purchase Price, (c) to each of the Sellers, one-half of the Class A Units Cash Purchase Price, and (d) to Radian, the Additional Radian Class A Units Purchase Price.
     2.3.(b) Payment of the Contingent MGIC/Radian Class A Units Purchase Price. After the Calculation Date (as defined below in this Section 2.3.(b)):
     (i) If the Actual IRR is equal to or less than the Hurdle IRR, Purchaser shall be released from any and all obligations in connection with the payment of the Contingent MGIC/Radian Class A Units Purchase Price.
     (ii) If the Actual IRR is greater than the Hurdle IRR, Purchaser shall pay to each of the Sellers one-half of the Contingent MGIC/Radian Class A Units Purchase Price, as provided in Section 2.3.(b)(iii) below.
     (iii) Purchaser shall pay to each of the Sellers one-half of the Contingent MGIC/Radian Class A Units Purchase Price on the earlier of the date that is (1) the first Business Day following the later of (A) the 90th day after the Calculation Date and (B) the 90th day after the Original Credit Facility or any Permitted Replacement Facility (if applicable) has been repaid in full, and (2) the first Business Day following the 90th day after the date on which the CCAUPP Loan has been made pursuant to Section 2.3.(b)(v) (such date, the “Contingent Payment Due Date”). For purposes hereof, (a) “Original Credit Facility” is the credit facility evidenced by the credit agreement dated as of the date hereof, among Purchaser, as borrower, Meeting Street Partners II Inc., as guarantor, the lenders named therein, as the initial lenders, and Citicorp USA, Inc., as administrative agent and collateral agent, as amended, modified or supplemented from time to time consistent with Section 5.1; (b) “Permitted Replacement Facility” means any credit facility (other than the CCAUPP Loan) that refinances the debt incurred under the Original Credit Facility with an aggregate principal amount not exceeding the principal amount outstanding under the Original Credit Facility as of the date of such refinancing; (c) “Calculation Date” means the day on which the calculation of the Contingent MGIC/Radian Class A Units Purchase Price has become final pursuant to Section 2.2(b) above; and (d) “Business Day” means any day other than (a) Saturday or

Sunday or (b) a day on which commercial banks in New York, New York, are authorized or required by applicable Law or executive order to close.
     (iv) Following the Calculation Date, Purchaser may arrange financing to enable Purchaser to pay the Contingent MGIC/Radian Class A Units Purchase Price and related costs (the “Contingent Payment Financing”). Purchaser shall be allowed to incorporate the refinancing of the Original Credit Facility or, if applicable, any Permitted Replacement Facility into the amount of the Contingent Payment Financing, provided, however, that neither the Permitted Replacement Facility nor the Contingent Payment Financing shall be an obligation of Sherman or any Affiliate of Sherman that is controlled by Sherman, and none of the assets of Sherman or any such Affiliate shall provide security for such financing.
     (v) If, on the Calculation Date, the Original Credit Facility or any Permitted Replacement Facility (if applicable) has not been repaid in full (the amount outstanding under the Original Credit Facility or the Permitted Replacement Facility (if applicable) on such date is herein referred to as the “Purchase Price Obligations “), MGIC and Radian shall each have an option to lend Purchaser an amount equal to one-half of the Purchase Price Obligations, such option being exercisable beginning on the Business Day following the Calculation Date and expiring on such date when Purchaser enters into a commitment letter (the “Commitment Letter”) with a person engaged in the business of regularly providing commercial financing (the “Lender”) for the repayment of the Purchase Price Obligations; it being understood, however, that if the transactions to be entered into by Purchaser and Lender pursuant to the credit facility contemplated by the Commitment Letter are not consummated within ninety (90) days following the date of the Commitment Letter, each of the Sellers’ option to lend shall revive except to the extent that Purchaser has entered into another commitment letter with the same or another Lender and a period of 90 days or less has elapsed without a consummation of the transactions contemplated by such commitment letter. Each Seller shall exercise its rights under this Section 2.3.(b)(v) by giving prompt written notice of such exercise before its option expires to Purchaser and the other Seller. The failure by any of the Sellers to deliver a notice pursuant to this Section 2.3.(b)(v) shall be deemed an election by such Seller not to lend any monies to Purchaser. Notwithstanding the foregoing, if one Seller delivers notice to the other parties that it exercises its option under this Section 2.3.(b)(v), the other Seller shall have two (2) Business Days to deliver to the other parties a notice stating irrevocably whether such other Seller intends to exercise its option to lend under this Section 2.3.(b)(v). If such notice indicates that such other Seller does not wish to exercise its option or if such other Seller does not deliver any notice within the two-Business Day period provided above, then the Seller who exercised its option shall thereafter have two (2) Business Days to determine whether to revoke the exercise of its option to lend or to lend Purchaser the full amount of the Purchase Price Obligations and to notify the other parties of its determination. If such Seller determines to lend the full amount of the Purchase Price Obligations, such determination shall be irrevocable. The loan made by one or both Sellers for the repayment in full of the Purchase Price Obligations is referred to herein as the “CCAUPP Loan”. The proceeds of the CCAUPP Loan shall be used exclusively to repay all amounts outstanding under the Original Credit Facility or, if applicable, the Permitted Replacement Facility and to discharge and release Purchaser from any and all Purchase Price Obligations thereunder. On the date on which the CCAUPP Loan is made, Purchaser and the Sellers (or the applicable Seller, as the case may be) shall enter into a credit facility with respect to the CCAUPP Loan containing terms substantially similar to the terms of the Original Credit Facility or, if applicable, the Permitted Replacement Facility, including in particular an interest rate calculation basis and methodology equivalent to that then applicable under the Original Credit Facility (or, if applicable, any Permitted Replacement Facility) and a security agreement containing terms substantially similar to the terms of the security agreement ancillary to the Original Credit Facility or any Permitted Replacement Facility (as applicable). The parties hereby acknowledge and agree that nothing contained in this Section 2.3.(b)(v) shall prevent Purchaser from arranging the Contingent Payment Financing before the Contingent MGIC/Radian Class A Units Purchase Price becomes due pursuant to Section 2.3.(b)(iii) above.
     (vi) Purchaser shall also pay on the date on which the payment of the Contingent MGIC/Radian Class A Units Purchase Price is made interest accrued on the Contingent MGIC/Radian Class A Units Purchase Price at the Interest Rate from and including the ninety-first (91st) day following the Measurement Date to and including the day before the day on which payment of the Contingent MGIC/Radian Class A Units Purchase Price is made. “Interest Rate” means an annual interest rate equal to the three-month Eurodollar Rate (as defined in the Original Credit Facility, in the Permitted Replacement Facility or, if neither are still in effect, in the last existing credit facility as if it were still in effect) as of such 91st day or, in the case of Section 2.3.(c), as of the date the Contingent MGIC/Radian Class A Units Purchase Price was previously finally determined under Section 2.2.(b), plus 300 basis points.
     2.3.(c) Adjustment. Promptly after Sherman files its Form 1065 with the Internal Revenue Service for the year in which the Measurement Date occurs, Purchaser shall provide a copy of such return to the Sellers and shall also deliver to the Sellers, promptly after they are filed with state and local taxing authorities, the corresponding state and local income returns for such year. Within 15 days after the later of (i) the Calculation Date and (ii) the date on which Purchaser provides a copy of such return to Sellers, Purchaser and the Sellers shall each recalculate the Contingent MGIC/Radian Class A Units Purchase Price using the information in such returns and deliver the calculation to the other.
     (i) If any disagreement regarding the computation of such Contingent MGIC/Radian Class A Units Purchase Price occurs that Purchaser and any of the Sellers cannot resolve within 15 days after each delivers the recalculation contemplated above to the other, such disagreement shall be resolved by the parties as if such disagreement were a Computation Dispute under Section 2.2.(b)(i).
     (ii) Within 15 days after such recalculation becomes final, if
     (A) the Contingent MGIC/Radian Class A Units Purchase Price as so recomputed exceeds the Contingent MGIC/Radian Class A Units Purchase Price as previously finally determined under Section 2.2.(b), Purchaser shall pay such excess to Sellers based on their proportionate shares thereof, and
     (B) if the Contingent MGIC/Radian Class A Units Purchase Price as previously finally determined under Section 2.2.(b) exceeds the Contingent MGIC/Radian Class A Units Purchase Price as so recomputed, the Sellers shall each pay such excess to Purchaser based on their proportionate shares thereof, along with, if applicable, in either case, interest on the payment at the Interest Rate from and including the day on which the Contingent MGIC/Radian Class A Units

Purchase Price as previously finally determined under Section 2.2.(b) was paid to and including the day before the day on which payment of such excess is made.
     2.3.(d) Method of Payment. All payments to be made pursuant to this Section 2.3 shall be made by wire transfer of immediately available funds to an account designated by the recipient in writing.
3. REPRESENTATIONS AND WARRANTIES OF SELLERS
          As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Purchaser, solely with respect to itself and not with respect to the other Seller, as follows:
     3.1 Organization. Such Seller is a corporation validly existing and in good standing (or its equivalent) under the laws of the State of its incorporation.
     3.2 Equity Interests and Related Matters. There are no statutory or contractual preemptive rights or rights of first refusal or Encumbrances or other similar restrictions with respect to the purchase and sale of such Seller’s interests in Sherman hereunder (other than those contained in the Existing Sherman Operating Agreement or any of the foregoing which have been terminated or otherwise cancelled as of the Closing). Except for the Existing Sherman Operating Agreement, there are no agreements or understandings between such Seller and any other persons with respect to the voting or transfer of Sherman’s interests or with respect to any other aspect of Sherman’s governance.
     3.3 Authorization. The execution, delivery and performance of this Agreement and all of the other agreements executed in connection with this Agreement, including the New Sherman Operating Agreement (the “Ancillary Agreements”) to which such Seller is a party and the sale of the Preferred Units and Class A Units hereunder by such Seller have been duly authorized by such Seller. This Agreement and all other Ancillary Agreements to which such Seller is a party, when executed and delivered by such Seller in accordance with the terms thereof, shall each constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.
     3.4 Noncontravention.
     3.4.(a) The execution and delivery by such Seller of this Agreement and all other Ancillary Agreements to which such Seller is a party, the sale of the Preferred Units and Class A Units hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, do not (i) conflict with or result in a material breach of the terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance upon such Seller’s Preferred Units and Class A Units pursuant to, (iv) give any third party the right to modify, terminate or accelerate any material obligation under or (v) subject to Section 3.4.(b), require that such Seller obtain or make any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any governmental entity pursuant to, any statute, law, ordinance, regulation, rule, code, order, rule of common law or judgment enacted, promulgated, issued, enforced or entered by any governmental entity (a “Law”) to which such Seller is subject, the organizational documents of such Seller or any material agreement, instrument, order, judgment or decree to which such Seller is subject (other than the Existing Sherman Operating Agreement or the New Sherman Operating Agreement), except as has not had and would not have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement.
     3.4.(b) Insofar as the representation and warranty in Section 3.4(a) above covers the Hart-Scott-Rodino Antitrust Improvements Act, of 1976, as amended, such representation and warranty is given in reliance on Purchaser’s representation and warranty in Section 4.3.(b).
     3.5 No Brokers or Finders. Other than Goldman Sachs & Co. (which has been retained on behalf of MGIC) and Samuel J. Weinhoff (who has been retained on behalf of Radian), neither Seller nor any of their respective directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation thereof.
4. REPRESENTATIONS AND WARRANTIES OF PURCHASER
          As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby Purchaser hereby represents and warrants to the Sellers as follows:
     4.1 Organization. Purchaser is a limited liability company validly existing and in good standing (or its equivalent) under the laws of Delaware.

     4.2 Authorization. The execution, delivery and performance of this Agreement and all of the other Ancillary Agreements to which Purchaser is a party and the purchase of the Preferred Units and Class A Units by Purchaser have been duly authorized by Purchaser. This Agreement and all other Ancillary Agreements to which Purchaser is a party, when executed and delivered by Purchaser in accordance with the terms thereof, shall each constitute a valid and binding obligation of Purchaser, enforceable in accordance with its terms.
     4.3 Noncontravention.
     4.3.(a) The execution and delivery by Purchaser of this Agreement and all other Ancillary Agreements to which Purchaser is a party, the purchase of the Preferred Units and Class A Units hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by Purchaser, do not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any material obligation under or (iv) require that Purchaser obtain or make any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any governmental entity pursuant to, any Law to which Purchaser is subject, the organizational documents of Purchaser or any material agreement, instrument, order, judgment or decree to which Purchaser is subject (other than the Existing Sherman Operating Agreement or the New Sherman Operating Agreement), except as has not had and would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.
     4.3.(b) Immediately after the purchase of the Preferred Units and the MGIC/Radian Purchased Class A Units, and immediately after the Recapitalization, Purchaser will not have the right to 50% or more of the profits of Sherman or on dissolution the right to 50% or more of the assets of Sherman. Immediately after such purchase and the Recapitalization, no person (including any entity) will directly or indirectly (x) have the right to 50% or more of the profits of Purchaser or (y) on dissolution have the right to 50% or more of the assets of Purchaser. The purchase of the Preferred Units and the MGIC/Radian Purchased Class A Units by Purchaser pursuant to this Agreement does not require that a notice be filed with the Office of the Comptroller of the Currency under the Change in Bank Control Act.

     4.4 Investment Representation. Purchaser is purchasing the Preferred Units and Class A Units hereunder for its own account with the present intention of holding the same for investment purposes and not with a view to or for sale in connection with any public distribution thereof in violation of any federal or state securities laws. Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Preferred Units and Class A Units. Purchaser acknowledges that the Preferred Units and Class A Units have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Preferred Units and Class A Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is (i) pursuant to the terms of an effective registration statement under the Securities Act of 1933, as amended, and the Preferred Units and Class A Units are registered under any applicable state or foreign securities laws or (ii) pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.
     4.5 No Brokers or Finders. Neither Purchaser nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation thereof.
5. COVENANTS AND AGREEMENTS
     5.1 Financing. On the Closing Date, Purchaser shall provide Sellers with a copy of the executed counterpart of the Original Credit Facility pursuant to Section 10.3.(c). After the Closing Date, Purchaser shall provide the Sellers with (i) a copy of all amendments, waivers and modifications relating to the Original Credit Facility promptly following execution thereof, (ii) if applicable, a copy of any Permitted Replacement Facility promptly following execution thereof and (iii) compliance certificates and notices given to the lender(s) under the Original Credit Facility (or the Permitted Replacement Facility, if applicable). For the avoidance of doubt, Purchaser shall deliver in connection with the foregoing (x) all schedules, exhibits and annexes (however denominated) thereto and (y) all agreements executed by Purchaser that are ancillary thereto, including all schedules, exhibits and annexes (however denominated) to such ancillary agreements. Until the Original Credit Facility or the Permitted Replacement Facility (if applicable) has been repaid in full, Purchaser agrees that, other than with respect to unpaid interest, unpaid fees, indemnity obligations, increased costs or charges and like items arising under the Original Credit Facility or the Permitted Replacement Facility (if applicable), the amount of Purchaser’s obligations to the lenders named in the Original Credit Facility or the

Permitted Replacement Facility (if applicable) at any time outstanding shall not exceed the amount of principal outstanding under the Original Credit Facility at the Closing Date after giving effect to the transactions contemplated hereby.
     5.2 Certain Waivers Under Existing Sherman Operating Agreement. Sellers and Purchaser waive any rights each may have under Sections 9.2 (Rights of First Refusal) and 9.3 (Tag Along) of the Existing Sherman Operating Agreement with respect to the transactions contemplated by this Agreement.
     5.3 Waiver under Termination and Release Agreement. MGIC Investment Corporation (“MGICIC”), a Wisconsin corporation, hereby waives any rights it may have under Section 11(b) of the Termination and Release Agreement by and between Radian Group, Inc. and MGICIC dated as of September 4, 2007 to join in the Additional Sale (as defined in such Termination and Release Agreement).
     5.4 Governmental Approvals. If despite the representations and warranties in Sections 3.4 and 4.3, a permit, consent, approval or authorization of a third party or a governmental entity is necessary to consummate the transactions contemplated by this Agreement, the parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary to consummate the transactions contemplated by this Agreement. The parties shall have the right to review in advance, and, to the extent practicable, each will consult the other on all the information relating to any party, as the case may be, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any such third party or any such governmental entity in connection with the transactions contemplated by this Agreement.
     5.5 Further Assurances. Each of the parties shall do any and all things reasonably necessary or appropriate, including entering into the New Sherman Operating Agreement, in order to cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions provided herein as promptly as practicable.
6. SECURITY INTEREST
     6.1 Grant of Contingent Payment Security Interest to the Sellers. On the later of (i) the first Business Day following the 90th day after the Measurement Date and (ii) the first Business Day following the date on which all amounts due and payable under the Original Credit

Facility or any Permitted Replacement Facility (if applicable) have been fully paid, then as security for the timely performance of Purchaser’s obligation to pay each Seller its proportionate share of the Contingent MGIC/Radian Class A Units Purchase Price, Purchaser hereby grants, effective on such Business Day (the “Contingent Payment Security Interest Effective Date”):
(a) to MGIC, a security interest in all of Purchaser’s right, title and interest, whether now or hereafter acquired, in, to and under the following (the “MGIC Contingent Payment Collateral”):
     (i) 50% of the Designated Portion (as defined below in this Section 6.1);
     (ii) all rights and privileges relating to the foregoing (including, without limitation, voting rights); and
     (iii) all proceeds (as such term is defined in the Uniform Commercial Code in the State of New York (the “UCC”)) of any and all of the foregoing.
(b) to Radian, a security interest in all of Purchaser’s right, title and interest, whether now or hereafter acquired, in, to and under the following (the “Radian Contingent Payment Collateral” and, together with the MGIC Contingent Payment Collateral, the “Contingent Payment Collateral”):
     (i) 50% of the Designated Portion (as defined below in this Section 6.1);
     (ii) all rights and privileges relating to the foregoing (including, without limitation, voting rights); and
     (iii) all proceeds (as such term is defined in the UCC) of any and all of the foregoing.
     The “Designated Portion” shall mean a number of units in Sherman held as of the Contingent Payment Security Interest Effective Date by Purchaser or Purchaser’s Affiliates (other than Sherman), as the case may be, which shall be determined as follows:
     (x) If, as of the Contingent Payment Security Interest Effective Date, the Purchaser Sherman Equity Interest Value is greater than the Designated Portion Value, then the Designated Portion shall be such number of units in Sherman held by Purchaser

(rounded up to the nearest whole unit) as equals (1) the number of units in Sherman held by Purchaser, multiplied by (2) the lesser of the Designated Portion Value or $95,000,000, and divided by (3) the Purchaser Sherman Equity Interest Value. For purposes hereof:
(i) the “Designated Portion Value” means 1.25 x (M+N)/2, where:
“M” equals the amount that is calculated by Purchaser (as part of its Contingent MGIC/Radian Class A Units Purchase Price Calculation under Section 2.2.(b)(i)) as being the Contingent MGIC/Radian Class A Units Purchase Price; and
“N” equals the amount that is calculated by the Sellers (as part of their Contingent MGIC/Radian Class A Units Purchase Price Calculation) as being the Contingent MGIC/Radian Class A Units Purchase Price.
(ii) the “Purchaser Sherman Equity Interest Value” means (U+V)/2, where:
“U” equals the aggregate value that is ascribed (as of the Measurement Date) to all the equity interests in Sherman that are owned by Purchaser on the Contingent Payment Security Interest Effective Date, based on the amount that is calculated by Purchaser (as part of its Contingent MGIC/Radian Class A Units Purchase Price Calculation) as being the value of the MGIC/Radian Purchased Class A Units as of the Measurement Date; and
“V” equals the aggregate value that is ascribed (as of the Measurement Date) to all the equity interests in Sherman that are owned by Purchaser on the Contingent Payment Security Interest Effective Date, based on the amount that is calculated by the Sellers (as part of their Contingent MGIC/Radian Class A Units Purchase Price Calculation) as being the value of the MGIC/Radian Purchased Class A Units as of the Measurement Date.
     (y) If, as of the Contingent Payment Security Interest Effective Date, the Purchaser Sherman Equity Interest Value is equal to or less than the Designated Portion Value, then the Designated Portion shall consist of all units in Sherman then held by Purchaser and if, prior to the Contingent Payment Security Interest Effective Date, Purchaser has transferred units in Sherman to one or more of its Affiliates (other than Sherman), then Purchaser shall cause one or more of such Affiliates to grant, effective on the Contingent Payment Security Interest Effective Date, to each of MGIC and Radian a security interest in all right, title, and interest, in, to, and under such number of units (including all rights and privileges relating thereto and all proceeds (as such term is defined in the UCC) of any and all such units, rights and privileges) as would have been required to be included in the Designated Portion under clause (x) above if such units had instead been owned by Purchaser (together with the units actually owned by Purchaser) on the Contingent Payment Security Interest Effective Date. Provisions comparable to those contained in Sections 6.2-6.5 below shall apply with respect to the collateral owned by Purchaser’s Affiliates.
     6.2 Rights and Obligations Regarding Contingent Payment Collateral.
     6.2.(a) Purchaser agrees promptly to deliver or cause to be delivered to MGIC any certificate or certificates and any other instruments and documents evidencing the MGIC Contingent Payment Collateral that come into existence from time to time after the Contingent Payment Security Interest Effective Date.
     6.2.(b) Purchaser agrees promptly to deliver or cause to be delivered to Radian any certificate or certificates and any other instruments and documents evidencing the Radian Contingent Payment Collateral that come into existence from time to time after the Contingent Payment Security Interest Effective Date.
     6.2.(c) Purchaser will, at its expense, execute, endorse, acknowledge and deliver to MGIC and Radian, all such financing and continuation statements, certificates, legal opinions, instruments and other documents and take all such action, and do or cause to be done all such other things, as MGIC or Radian, from time to time after the Contingent Payment Security Interest Effective Date, deems necessary or advisable, or may reasonably request, in order to give full effect to Section 6.1and to protect and enforce the rights intended to be granted to MGIC and Radian thereunder.
     6.2.(d) Following the Contingent Payment Security Interest Effective Date, unless and until a Contingent Payment Collateral Event of Default (as defined in Section 6.4.(c) below) shall have occurred and be continuing:
     (i) Purchaser shall be entitled to exercise any and all voting rights and/or other consensual rights and powers inuring to an owner of the Contingent Payment Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement;

     (ii) Purchaser shall be entitled to receive and retain any and all distributions made with respect to the MGIC Contingent Payment Collateral; provided, however, that until actually paid, all rights to such distributions shall remain subject to the security interest granted to MGIC under this Agreement;
     (iii) Purchaser shall be entitled to receive and retain any and all distributions made with respect to the Radian Contingent Payment Collateral; provided, however, that until actually paid, all rights to such distributions shall remain subject to the security interest granted to Radian under this Agreement; and
     (iv) MGIC and Radian shall execute and deliver to Purchaser, or cause to be executed and delivered to Purchaser, all such proxies, powers of attorney and other instruments as Purchaser may reasonably request for the purpose of enabling Purchaser to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 6.2.(d)(i) and to receive the distributions it is entitled to receive pursuant to Section 6.2.(d)(ii) and 6.2.(d)(iii), as soon as reasonably practicable after receipt of a written request from Purchaser together with a certificate by Purchaser’s principal financial officer or manager stating that no Contingent Payment Collateral Event of Default has occurred and is continuing. For the avoidance of doubt, in no event will MGIC or Radian be entitled to have Purchaser’s interests in Sherman registered in their name unless and until a Contingent Payment Collateral Event of Default shall have occurred and be continuing.
     6.3 Representation, Warranty and Covenant. Purchaser hereby represents, warrants and covenants, as to itself and the Contingent Payment Collateral pledged by it hereunder, to MGIC and Radian that as of the Contingent Payment Security Interest Effective Date, subject to the repayment in full of the Original Credit Facility or, if applicable, any Permitted Replacement Facility, it will have the power and right to grant a security interest in the Contingent Payment Collateral. As part of any transfer of units in Sherman to any Affiliate of Purchaser as referred to in clause (y) of the definition of “Designated Portion” in Section 6.1 above, Purchaser shall obtain from such Affiliate an agreement (of which MGIC and Radian shall be third party beneficiaries) to the effect that such Affiliate shall grant the security interest contemplated in such clause.

     6.4 Remedies upon Contingent Payment Collateral Event of Default.
     6.4.(a) Following the Contingent Payment Security Interest Effective Date, if any Contingent Payment Collateral Event of Default shall have occurred and be continuing and subject to the terms and conditions of the New Sherman Operating Agreement, MGIC and Radian shall each have all of the rights and remedies with respect to the MGIC Contingent Payment Collateral and the Radian Contingent Payment Collateral, respectively, of a secured party under the Uniform Commercial Code as in effect in the applicable jurisdiction, and such additional rights and remedies to which a secured party is entitled under the Laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted or sought to be exercised. In addition, without being required to give any notice, except as may be required by mandatory provisions of Law and subject to the terms and conditions of the New Sherman Operating Agreement and Section 6.6 hereof, upon the exercise of its rights and remedies under this Section 6.4, MGIC shall have the right to hold the MGIC Contingent Payment Collateral and Radian shall have the right to hold the Radian Contingent Payment Collateral absolutely free from any claim or right of whatsoever kind other than the rights of the Senior Lender, if applicable.
     6.4.(b) Following the Contingent Payment Security Interest Effective Date, upon the occurrence and during the continuance of a Contingent Payment Collateral Event of Default:
     (i) All rights of Purchaser to exercise the voting and consensual rights and powers it is entitled to exercise with respect to the MGIC Contingent Payment Collateral pursuant to Section 6.2.(d)(i), and the obligations of MGIC under Section 6.2.(d)(iv) above, shall cease, and all such rights shall thereupon become vested in MGIC, which shall have sole and exclusive right and authority to exercise such voting and consensual rights and power with respect to the MGIC Contingent Payment Collateral;
     (ii) All rights of Purchaser to exercise the voting and consensual rights and powers it is entitled to exercise with respect to the Radian Contingent Payment Collateral pursuant to Section 6.2.(d)(i), and the obligations of Radian under Section 6.2.(d)(iv) above, shall cease, and all such rights shall thereupon become vested in Radian, which shall have sole and exclusive right and authority to exercise such voting and consensual rights and power with respect to the Radian Contingent Payment Collateral; and

     (iii) All rights of Purchaser to distributions pursuant to Section 6.2.(d)(ii) shall cease, and all such rights shall thereupon become vested in MGIC, which shall have the sole and exclusive right and authority to receive and retain such distributions. All distributions received by Purchaser contrary to the provisions of this Section 6.4.(b)(iii) shall be held in trust for the benefit of MGIC, shall be segregated from other property or funds of Purchaser and shall be forthwith delivered to MGIC, upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by MGIC pursuant to this Section 6.4.(b)(iii) shall be retained by MGIC as additional MGIC Contingent Payment Collateral hereunder and applied in accordance with the provisions hereof in satisfaction of MGIC’s unpaid proportionate share of the Contingent MGIC/Radian Class A Units Purchase Price.
     (iv) All rights of Purchaser to distributions pursuant to Section 6.2.(d)(iii) shall cease, and all such rights shall thereupon become vested in Radian, which shall have the sole and exclusive right and authority to receive and retain such distributions. All distributions received by Purchaser contrary to the provisions of this Section 6.4.(b)(iv) shall be held in trust for the benefit of Radian, shall be segregated from other property or funds of Purchaser and shall be forthwith delivered to Radian, upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by Radian pursuant to this Section 6.4.(b)(iv) shall be retained by Radian as additional Radian Contingent Payment Collateral hereunder and applied in accordance with the provisions hereof in satisfaction of Radian’s unpaid proportionate share of the Contingent MGIC/Radian Class A Units Purchase Price.
     6.4.(c) Contingent Payment Collateral Event of Default. The Sellers shall have the remedies set forth in Sections 6.4.(a) and 6.4.(b) if Purchaser fails to pay the Contingent MGIC/Radian Class A Units Purchase Price on the Contingent Payment Due Date (such failure, the “Contingent Payment Collateral Event of Default”).
     6.5 Termination of Security Interest in Contingent Payment Collateral. Subject to Section 6.6 hereof, this Agreement shall create, effective on the Contingent Payment Security Interest Effective Date, a continuing security interest in the MGIC Contingent Payment Collateral and the Radian Contingent Payment Collateral and such security interest shall remain in full force until each of the Sellers is paid its proportionate share of the Contingent MGIC/Radian Class A Units Purchase Price.

     6.6 Priority Security Interest. Notwithstanding anything to the contrary contained herein, if all amounts outstanding under the Original Credit Facility or any Permitted Replacement Facility (as applicable) are repaid prior to the Contingent Payment Security Interest Effective Date, Purchaser shall have the right to grant a first priority security interest (the “Priority Security Interest”) in Purchaser’s assets to a third-party lender (the “Senior Lender”). If, on the Contingent Payment Security Interest Effective Date, the assets comprising the Contingent Payment Collateral are subject to such Priority Security Interest, each of MGIC and Radian agree that the security interest created under Section 6.1 shall be subordinate in lien priority to the Priority Security Interest.
7. CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS
          Each and every obligation of Purchaser to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:
     7.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Sellers in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.
     7.2 Compliance With Agreement. Sellers shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the documents specified in Sections 10.1 and 10.2.
     7.3 Absence of Injunction. No injunction that prohibits the consummation of the transactions contemplated hereby by Purchaser and that has been issued by a court of competent jurisdiction shall be in effect.
     7.4 Financing. Purchaser shall have received $441,600,000, representing the proceeds of the financing contemplated by the Original Credit Facility.
8. CONDITIONS PRECEDENT TO EACH SELLER’S OBLIGATIONS
          Each and every obligation of a Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions, provided, however, that if a condition fails to be satisfied in respect of one Seller and such Seller does not waive such condition, the other Seller shall nonetheless be allowed to proceed with

Closing if all conditions, as applicable to this Seller, are satisfied or waived by such other Seller:
     8.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.
     8.2 Compliance With Agreement. Purchaser shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the documents specified in Section 10.3.
     8.3 Absence of Injunction. No injunction that prohibits the consummation of the transactions contemplated hereby by such Seller and that has been issued by a court of competent jurisdiction shall be in effect.
9. INDEMNIFICATION
     9.1 By MGIC. MGIC hereby agrees to indemnify, defend and hold harmless Purchaser from and against all losses, damages, judgments, awards, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable attorneys fees and expenses, but excluding consequential, indirect or punitive damages (including lost profits)) (collectively, “Claims”) asserted against, resulting to, imposed upon or incurred by Purchaser, directly or indirectly, by reason of, arising out of or resulting from the inaccuracy or breach of any representation, warranty or covenant of MGIC contained in this Agreement.
     9.2 By Radian. Radian hereby agrees to indemnify, defend and hold harmless Purchaser from and against all Claims asserted against, resulting to, imposed upon or incurred by Purchaser, directly or indirectly, by reason of, arising out of or resulting from the inaccuracy or breach of any representation, warranty or covenant of Radian contained in this Agreement.
     9.3 By Purchaser. Purchaser hereby agrees to indemnify, defend and hold harmless each of MGIC and Radian from and against all Claims asserted against, resulting to, imposed upon or incurred by such party, directly or indirectly, by reason of, arising out of or resulting from the inaccuracy or breach of any representation, warranty or covenant of Purchaser contained in this Agreement.

10. CLOSING
          Unless the parties to this Agreement mutually agree that a physical closing is not necessary, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such location on which the parties mutually agree, at 10:00 a.m., local time, on September 18, 2007, or, if the conditions to Closing set forth in Articles 6 and 7 have not been satisfied or waived by the party entitled to the benefit thereof on or prior to such date, on the second Business Day following satisfaction or waiver of such condition, or such other date and time as to which Purchaser and Sellers agree in writing. The date and time of Closing is referred to herein as the “Closing Date.”
     10.1 Documents to be Delivered by MGIC. At the Closing, MGIC shall deliver to Purchaser the following documents, in each case duly executed or otherwise in proper form:
     10.1.(a) Unit Transfer Documents. The documents required to cause Sherman to record the transfer of the Preferred Units and Class A Units from MGIC to Purchaser in Sherman’s books and records, duly executed on behalf of MGIC.
     10.1.(b) Compliance Certificate. A certificate signed on behalf of MGIC that each of the representations and warranties made by MGIC in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and that MGIC has in all material respects performed and complied with all its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.
     10.1.(c) Other Documents. All other documents, instruments or writings required to be delivered to Purchaser at or prior to the Closing pursuant to this Agreement, including the New Sherman Operating Agreement executed by MGIC and such other certificates and documents as Purchaser may reasonably request.
     10.2 Documents to be Delivered by Radian. At the Closing, Radian shall deliver to Purchaser the following documents, in each case duly executed or otherwise in proper form:
     10.2.(a) Unit Transfer Documents. The documents required to cause Sherman to record the transfer of the Preferred Units and Class A Units from Radian to Purchaser in Sherman’s books and records, duly executed on behalf of Radian.

     10.2.(b) Compliance Certificate. A certificate signed on behalf of Radian that each of the representations and warranties made by Radian in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and that Radian has in all material respects performed and complied with all its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.
     10.2.(c) Other Documents. All other documents, instruments or writings required to be delivered to Purchaser at or prior to the Closing pursuant to this Agreement, including the New Sherman Operating Agreement executed by Radian and such other certificates and documents as Purchaser may reasonably request.
     10.3 Documents to be Delivered by Purchaser. At the Closing, Purchaser shall deliver the following items, including the following documents, in each case duly executed or otherwise in proper form:
     10.3.(a) Cash Purchase Price. To Sellers, the payments required by Section 2.3.(a).
     10.3.(b) Compliance Certificate. To Sellers, a certificate signed by Purchaser that each of the representations and warranties made by Purchaser in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that Purchaser has in all material respects performed and complied with all of Purchaser’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.
     10.3.(c) Original Credit Facility. A copy of an executed counterpart of the Original Credit Facility, including all exhibits and schedules thereto.
     10.3.(d) Other Documents. All other documents, instruments or writings required to be delivered to Sellers at or prior to the Closing pursuant to this Agreement, including the New Sherman Operating Agreement executed by Purchaser and Meeting Street Partners II Inc., and such other certificates and documents as Sellers may reasonably request.

11. TERMINATION
     11.1 Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing by mutual written agreement of all of the parties to this Agreement.
     11.2 Termination for Breach.
     11.2.(a) Events of Default. Each of the following constitutes an event of default hereunder (an “Event of Default”). An Event of Default will exist with respect to a party (such party, the “Defaulting Party”) if:
     (i) any representation or warranty in this Agreement made by that party proves to have been incorrect or misleading in any material respect when made; or
     (ii) that party fails to comply with or perform any material agreement or obligation set forth in this Agreement and that continues for ten days after notice of that failure is given to that party.
     11.2.(b) Termination. If there has been an Event of Default, then a party, other than the Defaulting Party, may, at any time prior to the Closing (this Agreement may not be terminated after the Closing), by written notice to the other parties that such Event of Default is continuing, terminate this Agreement as to such party with the effect set forth in Section 11.2.(c) hereof.
     11.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 11.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made to the extent provided in Article 9.
12. MISCELLANEOUS
     12.1 Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived; provided, however, that any such amendment shall be binding upon the parties only if set forth in a writing duly signed by or on behalf of all of the parties and all waivers of this Agreement must be in writing and signed by or on behalf of the party sought to be charged. No delay or failure on the part of any party to exercise any right, remedy, power or privilege under this Agreement operates as a waiver thereof, and no single or partial exercise by any party of any such right, remedy, power or privilege precludes other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     12.2 Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and all of the rights, interests and obligations hereunder, by or on behalf of any of the parties, shall bind and inure to the benefit of the respective successors and assigns of the parties whether so expressed or not. No assignment shall relieve the assignor of any obligation hereunder unless the assignee is acceptable to the non-assigning parties in their discretion. No assignment shall be effective until each party to this Agreement that is not a party to the instrument of assignment receives notice of such assignment.
     12.3 Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when received if delivered by hand, facsimile transmission or by first class mail (registered, return receipt requested), properly addressed and postage prepaid:
If to Radian:
Radian Guaranty Inc.
1601 Market Street
Philadelphia, PA 19103-2337
Attention: General Counsel
Telephone No.: (215) 231-1647
Fax No.: (215) 405-9160
If to MGIC:
Mortgage Guaranty Insurance Corporation
MGIC Plaza, P.O. Box 488
Milwaukee, Wisconsin 53201-0488
Attention: Chief Financial Officer
With a copy to: General Counsel
Telephone No.: (800) 558-9900
Fax No.: (414) 347-2655 (CFO) / (414) 347-6959 (General Counsel)

If to Purchaser:
Sherman Capital, L.L.C.
c/o Sherman Capital Markets LLC
200 Meeting Street
Charleston, South Carolina 29401
Attention: General Counsel
Telephone No.: (843) 266-1717
Telecopy No.: (843) 722-1884
Each party may change its address for notices by written notice sent to the other parties.
     12.4 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.
     12.5 No Third-Party Beneficiaries. Subject to Section 12.2, this Agreement is for the sole benefit of the parties and nothing herein expressed or implied shall give or be construed to give any person or entity, other than the parties, any legal or equitable rights hereunder.
     12.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
     12.7 Resolution of Disputes.
     12.7.(a) Generally. Unless prohibited by applicable Law or as otherwise expressly provided in this Agreement (such as in Section 2.2.(b)(ii) hereof), the parties agree that any dispute, controversy or claim arising out of or relating to this Agreement or the performance by the parties of its terms shall be settled by binding arbitration held in the Borough of Manhattan, City of New York, State of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 12.7. Notwithstanding the foregoing, to the extent the arbitrator(s) does not possess the power to subpoena witnesses necessary to the resolution of a dispute, controversy or claim brought hereunder which a court of competent jurisdiction would possess, such dispute, controversy or claim shall not be subject to the terms of this Section 12.7 and shall instead be subject to resolution in such court. If the parties to either the Existing Sherman Operating Agreement or the New Sherman Operating Agreement are engaged in or submit a matter to arbitration with respect to or related to the same subject matter as a matter which is to be submitted to arbitration pursuant to this Agreement, such arbitrations shall be jointly conducted.
     12.7.(b) Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $500,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator. No arbitrator shall be a current or former officer, manager, director or employee of Purchaser, MGIC or Radian (or any entity with which any of them has combined).
     12.7.(c) Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determines appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 90 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process, except to the extent such decision shall be premised upon an erroneous application of or shall be contrary to applicable Law. In making any decision, the arbitrator(s) is instructed to preserve, as nearly as possible, to the extent compatible with applicable Law, the original business and economic intent of the parties embodied in this Agreement.
     12.7.(d) Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).
     12.7.(e) Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Purchaser, MGIC and Radian each hereby submit to the in personam jurisdiction of the federal and state courts in the Southern District of New York, and in the borough of Manhattan for the purpose of confirming any such award and entering judgment thereon.

     12.7.(f) Confidentiality. Subject to Section 12.10.(b), all proceedings under this Section 12.7, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrator(s).
     12.7.(g) Continued Performance. The fact that the dispute resolution procedures specified in this Section 12.7 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.
     12.7.(h) Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 12.7 are pending. The parties will take such action, if any, required to effectuate such tolling.
     12.8 Waiver of Jury Trial. WITHOUT LIMITING SECTION 12.7, AND ONLY TO THE EXTENT THAT ANY PROVISION OF SECTION 12.7 IS HELD BY A COURT OF COMPETENT JURISDICTION NOT TO BE ENFORCEABLE, EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.
     12.9 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. No draft of this Agreement shall be considered in construing the meaning hereof.
     12.10 Disclosures and Announcements. 12.10.(a) Except as otherwise required by Law or the rules of the New York Stock Exchange, as such Law and rules are interpreted by counsel (who may be inside counsel) for a party, no party shall, or shall permit any of its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without prior consultation with the other parties (which consent shall not be unreasonably withheld).

          12.10.(b) Confidentiality. The parties hereto agree to keep the transactions contemplated by this Agreement and all other agreements and documents executed in connection herewith (other than this Agreement itself and the terms hereof) (the “Confidential Information”) strictly confidential, and no party shall, and the parties shall cause Sherman not to, without the prior written consent of the other parties, disclose the Confidential Information to any person (other than its Representatives), except to the extent a party is advised by its counsel (who may be internal counsel) that such disclosure is required by Law (in which case, the provisions of the following sentence shall apply) and except to the lenders under the Original Credit Facility or any Permitted Replacement Facility and their counsel. Notwithstanding anything in this Agreement to the contrary, (a) in the event that a party hereto is advised by its counsel that disclosure of any item constituting Confidential Information is required by Law, it is agreed that such party or its Representative, as the case may be, (i) shall notify the other parties of such requirement as promptly as practicable, (ii) may, without liability hereunder, disclose such item in the manner it is advised is required by Law and (iii) will exercise its best efforts to have confidential treatment accorded to any provision of such item that a party hereto reasonably requests to have accorded such treatment if such requesting party takes primary responsibility for preparing and, to the extent permissible by law, processing such request and (b) disclosure of any item of Confidential Information shall be permitted hereunder if and to the extent expressly permitted by any provision of such item of Confidential Information. For purposes hereof, “Representatives” means, with respect to any person, such person’s agents, representatives (including its employees, attorneys, auditors and consultants, financial or otherwise) and Affiliates.
     12.11 Counterparts; Fax and Pdf Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by fax or pdf shall be deemed to be their original signatures for all purposes.
     12.12 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.
     12.13 Survival. In the event of termination of this Agreement by the parties as provided in Article 11 above, this Agreement shall forthwith become void and of no further force and effect, except that Articles 9, 11.2.(c) and Sections 12.5, 12.6, 12.7.(f), 12.8, 12.10 and 12.13 shall survive such termination indefinitely.

     12.14 Index of Defined Terms. Each of the following terms is defined in the section set forth opposite such term:

Actual IRR	Section 2.2.(a)(i)(A)
Additional Radian Class A Units Purchase Price	Section 2.2
Additional Radian Purchased Class A Units	Section 1.2.(c)
Affiliate	Section 2.2.(a)(i)(I)(iv)
Agreed IRR	Section 2.2.(a)(i)(B)
Agreement	Preamble
Ancillary Agreements	Section 3.3
Average Consideration	Section 2.2.(b)(vii)
Average Value	Section 2.2.(b)(iv)
Business Day	Section 2.3.(b)(iii)
Calculation Date	Section 2.3.(b)(iii)
Cash Inflows	Section 2.2.(a)(ii)(C)
Cash Outflows	Section 2.2.(a)(ii)(B)
CCAUPP Effective Date	Section 2.2.(a)(i)(C)
CCAUPP Loan	Section 2.3.(b)(v)
CEO	Section 2.2.(a)(i)(I)(iv)
CEO Group	Section 2.2.(a)(i)(I)(iv)
Claims	Section 9.1
MGIC/Radian Class A Units Cash Purchase Price	Section 2.2
Closing	Section 10
Closing Date	Section 10
Code	Section 2.2.(a)(ii)(D)(i)
Collateral Events of Default	Section 6.4.(c)
Commitment Letter	Section 2.3.(b)(v)
Confidential Information	Section 12.10.(b)
Contingent MGIC/Radian Class A Units Purchase Price	Section 2.2.(a)(i)(F)
Contingent MGIC/Radian Class A Units Purchase Price Before Interest	Section 2.2.(a)(i)(E)
Contingent MGIC/Radian Class A Units Purchase Price Calculations	Section 2.2.(b)(i)
Contingent Payment Collateral	Section 2.2.(b)(iv)
Contingent Payment Financing	Section 2.3.(b)(iv)
Contingent Payment Interest Rate	Section 2.2.(a)(i)(D)
Contingent Payment Security Interest Effective Date	Section 6.1
Defaulting Party	Section 11.2.(a)
Designated Portion	Section 6.1
Designated Portion Value	Section 6.1
DPV	Section 2.2.(a)(i)(I)(iv)
DPV Group	Section 2.2.(a)(i)(I)(iv)
Encumbrances	Section 1.1
Estimate	Section 2.2.(b)(i)
Event of Default	Section 11.2.(a)
Existing Sherman Operating Agreement	Recitals
Final Sale Price	Section 2.2.(b)(vii)
Highest Bidder	Section 2.2.(b)(vii)

Highest Marginal Rate	Section 2.2.(a)(ii)(D)(ii)
Hurdle IRR	Section 2.2.(a)(i)(G)
Immediate Family	Section 2.2.(a)(i)(I)(iv)
Independent Appraiser	Section 2.2.(b)(ii)(A)
Independent Appraiser Value	Section 2.2.(b)(iii)
Interest Rate	Section 2.3.(b)(vi)
Investment Bank	Section 2.2.(b)(vi)
Items	Section 2.2.(a)(ii)(D)(i)
Law	Section 3.4.(a)
Lender	Section Section 2.3.(b)(v)
Measurement Date	Section 2.2.(a)(i)(H)
Measurement Period	Section 2.2.(a)(i)(H)
MGIC	Preamble
MGIC Contingent Payment Collateral	Section 6.1
MGIC/Radian Purchased Class A Units	Section 1.2.(b)
MGIC/Radian Class A Units Purchase Price	Section 2.2
MGIC/Radian Class A Units Cash Purchase Price	Section 2.2
MGICIC	Section 5.3
New Sherman Operating Agreement	Recitals
Original Credit Facility	Section 2.3.(b)(iii)
Other Sales	Section 2.2.(a)(i)(I)(iv)
Permitted Replacement Facility	Section 2.3.(b)(iii)
Preferred Units	Section 1.1
Preferred Units Purchase Price	Section 2.1
Priority Security Interest	Section 6.6
Purchased Class A Units	Section 1.2.(c)
Purchaser	Preamble
Purchaser Recipient	Section 2.2.(a)(i)(I)
Purchaser Sherman Equity Interest Value	Section 6.1
Radian	Preamble
Radian Contingent Payment Collateral	Section 6.1
Recapitalization	Recitals
Representatives	Section 12.10.(b)
Sale of Sherman	Section 2.2.(a)(i)(I)
Second Appraiser	Section 2.2.(b)(iv)
Second Appraiser Notice	Section 2.2.(b)(iv)
Seller	Preamble
Senior Lender	Section 6.6
Sherman	Recitals
Sherman Recipient	Section 2.2.(a)(i)(I)
Specified Interests	Section 2.2.(a)(i)(I)
Subsequent Sale Rights	Section 2.2.(b)(ix)
Terminal Value	Section 2.2.(a)(ii)(C)(iii)
Third-Party Sale	Section 2.2.(b)(viii)
Third-Party Sale End Date	Section 2.2.(b)(vii)
Third-Party Sale Notice	Section 2.2.(b)(v)

Third-Party Sale Period	Section 2.2.(b)(vi)
UCC	Section 6.1(iii)

Execution Version
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

MORTGAGE GUARANTY INSURANCE CORPORATION
By:	/s/ J. Michael Lauer
	Name:	J. Michael Lauer
	Title:	Executive Vice President

RADIAN GUARANTY INC.
By:	/s/ Mark A. Casale
	Name:	Mark A. Casale
	Title:	President

SHERMAN CAPITAL, L.L.C.
By:	/s/ Leslie G. Gutierrez
	Name:	Leslie G. Gutierrez
	Title:	Authorized Representative

Signature Page to Securities Purchase Agreement

The undersigned Meeting Street Partners II Inc. is executing the foregoing Securities Purchase Agreement solely for the purposes of (i) agreeing to execute at the Closing the New Sherman Operating Agreement (as defined in such Purchase Agreement) and (ii) waiving any rights it may have under Sections 9.2 (Rights of First Refusal) and 9.3 (Tag Along) under the Existing Sherman Operating Agreement with respect to the transactions contemplated by such Securities Purchase Agreement.

MEETING STREET PARTNERS II INC.
By:	/s/ Leslie G. Gutierrez
	Name:	Leslie G. Gutierrez
	Title:	Authorized Representative

The undersigned Sherman Financial Group LLC is executing the foregoing Securities Purchase Agreement solely for the purposes of (i) agreeing to execute at the Closing the New Sherman Operating Agreement (as defined in such Purchase Agreement) and (ii) agreeing to Section 2.2.(b)(vii) of this Securities Purchase Agreement.

SHERMAN FINANCIAL GROUP LLC
By:	/s/ Leslie G. Gutierrez
	Name:	Leslie G. Gutierrez
	Title:	Authorized Representative

Signature Page to Securities Purchase Agreement

The undersigned MGIC Investment Corporation is executing the foregoing Securities Purchase Agreement solely for the purposes of agreeing to Section 5.3 of this Securities Purchase Agreement.

MGIC INVESTMENT CORPORATION
By:	/s/ J. Michael Lauer
	Name:	J. Michael Lauer
	Title:	Executive Vice President

Signature Page to Securities Purchase Agreement